Exhibit 99.1
                                                                  ------------



MEREDITH CORPORATION REPORTS
FISCAL 2002 FIRST-QUARTER RESULTS


DES MOINES, Iowa - (October 29, 2001) - Meredith Corporation (NYSE: MDP) today reported earnings of $8.7 million, or 17 cents per share, for the fiscal year 2002 first quarter ended September 30. These results were in line with the guidance the company provided in a September 25th earnings update prompted by the terrorist attacks on September 11. Earnings in the first quarter of fiscal 2001 were $16.5 million, or 32 cents per share.

Revenues were $238.8 million in the first quarter of fiscal 2002, versus comparable revenue of $244.1 million for the prior-year first quarter and reported revenue of $250.0 million for the same period. Comparable revenues are adjusted for discontinued magazine titles.

"Our first-quarter results reflect the overall weakness in our nation's economy, particularly in advertising sales, and the effects of the terrorist attacks of September 11," said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. "As we stated in our earnings update, first-quarter earnings were adversely affected by the absence of television advertising during uninterrupted news coverage of the tragedies as our stations focused on serving viewers by keeping them informed of unfolding events; the postponement of National Football League games on September 16; and a dramatic slowdown in the television broadcasting business following the attacks."

Kerr noted that comparable first-quarter publishing advertising revenues were up 2 percent. All first-quarter magazine issues were finalized before September 11.

"In spite of the challenging business climate, we were beginning to see some traction in our businesses prior to the terrorist attacks," Kerr said. "In addition to the advertising gains on the publishing side, broadcast advertising was pacing flat for the month. Like the rest of the world, that all changed on September 11."

To address the difficult advertising climate and the effect of the terrorist attacks, Kerr said Meredith continues to carefully monitor costs, while making strategic investments to strengthen its competitive position.

"We've had a disciplined cost reduction program underway for five quarters," Kerr noted. "Our headcount as of September 30, 2001, was down approximately 8 percent since the beginning of the calendar year. At the same time, we continue to take steps to grow our business, such as recent investments in circulation mailings and marketing and promotion activities."

Kerr also highlighted Meredith's strong financial position. "We have a solid balance sheet and a very manageable debt level," he said. "We have maintained this financial strength over the years, but this has become even more important in this period of economic uncertainty."




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

OPERATING RESULTS


PUBLISHING
First-quarter publishing operating profit was $25.5 million, compared to $28.4 million in the prior-year quarter. Publishing revenues were $182.4 million, versus $184.9 million in the first quarter of fiscal 2001. Revenues adjusted for discontinued magazine titles were $182.4 million in the first quarter, versus $179.0 million for the previous year.

"Comparable revenues in publishing rose slightly because of stronger advertising sales at our flagship magazine, Better Homes and Gardens," Kerr said. "Better Homes and Gardens and Ladies' Home Journal magazines maintained their commanding share of women's service field advertising revenue at a combined 39 percent for the 12 months ending with the September 2001 issue. Both magazines, with their strong home and family focus and enduring brand identities, are especially valuable in a difficult economic climate."

BROADCASTING
Broadcasting Group operating profit for the fiscal 2002 first quarter was $59,000, versus a $10.1 million operating profit in the prior-year first quarter. First-quarter Broadcasting Group revenues were $56.4 million, compared to $65.1 million in same period of fiscal 2001. In the first fiscal quarter of 2001, political advertising contributed $3.4 million to revenues.

Demand for local advertising at Meredith stations was flat - in a down economy
- thanks to initiatives the company has launched to increase local revenues, particularly from new business. This is in contrast to the industry as a whole, which is experiencing declines in local revenues. National advertising continued to be weak, with the largest declines in automobiles, restaurants and retail.

"We have more than 80 programs in place to drive local advertising revenue, and they have been effective," Kerr said. "But we cannot escape the fact that the broadcasting industry is dealing with a sharp slowdown in demand for television advertising that has been exacerbated by the terrorist attacks of September 11. This is probably the most difficult economic period faced by the broadcast industry. Still, we remain confident that our efforts to strengthen our sales and news organizations while upgrading syndicated programming will position our Broadcasting Group for long-term growth."

OTHER
Meredith repurchased approximately 500,000 shares of stock in the first quarter in conjunction with the company's ongoing share repurchase program. The company repurchased 330,000 of those shares after the New York Stock Exchange re-opened on September 17. This compares to purchases of 448,000 shares in the prior-year first quarter.

The company reduced its outstanding debt by $15 million, from $470 million to $455 million, during the first quarter of fiscal 2002.

SECOND QUARTER AND FISCAL 2002 OUTLOOK
"It is difficult at this time to project earnings for the second quarter and the rest of fiscal 2002," Kerr said. "The advertising recession continues and the events of September 11 have added to the impact for the second quarter - and likely the rest of the fiscal year."

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

For the second fiscal quarter, magazine advertising pages are down in the mid-single digits and revenues are down in the low-double digits.
Second-quarter broadcasting pacings are down in the mid-teens reflecting, in part, the absence of political advertising booked in the second quarter of fiscal 2001, which added 13 cents to earnings per share.

Meredith's overall circulation mailings for fiscal 2002 will be about equal with the previous year, but mailings in the first half will be heavier when compared to the same period of fiscal 2001. This should reduce earnings per share by 2 cents in the second quarter

"As a result of these factors, we expect second-quarter earnings will be in a range of 13 to 17 cents per share," Kerr said. "That could change if events again interrupt our regular broadcasting programming.
"Looking at the full 2002 fiscal year, we do not have enough visibility to comment due to current political and economic uncertainties, but we see no clear signals of a near-term rebound in advertising sales," said Kerr.

In closing, Kerr said, "While we face a difficult period, we do know that Meredith Corporation has survived wars, civil unrest, economic downturns and natural disasters in the past. We have never faced anything quite like what is facing our country right now. The Meredith focus on service journalism, news programming, advertising reach and marketing solutions provides the fundamentals for a strong future."

ABOUT MEREDITH CORPORATION
Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 120 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and produces original television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 23 web sites, strategic alliances with leading specialty Internet destinations and branded anchor tenant positions on America Online.

Note: All earnings per share figures in the text of this release are diluted.

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Chief Financial Officer Suku Radia and Controller Tom Ferree will discuss first-quarter results and respond to questions. A live Webcast of the call and a copy of the text will be accessible to the public on the company's web site, www.meredith.com. The Webcast will remain there through November 5, 2001.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current

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

knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; political events that could interrupt broadcast television; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.










































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

MEREDITH CORPORATION
FISCAL 2002 FIRST QUARTER
EARNINGS PER SHARE AT A GLANCE

(Note: All figures are adjusted for stock splits)

The chart below depicts comparable quarterly and fiscal year diluted earnings per share before nonrecurring items and discontinued operations.


               1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.    Fiscal Year
               --------   --------   --------   --------    -----------
       F1996     .17        .22        .24        .28           .91
       F1997     .22        .31        .33        .36          1.22
       F1998     .27        .40        .37        .42          1.46
       F1999     .32        .47        .41        .44          1.64
       F2000     .34        .48        .47        .42          1.71
       F2001     .32        .47        .37        .23          1.39
       F2002     .17






































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

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                               Three Months
                                            Ended September 30
                                            ------------------
                                              2001      2000
--------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                             $138,841   $149,025
  Circulation                               63,477     64,514
  All other                                 36,445     36,483
                                          --------   --------
Total revenues                             238,763    250,022
                                          --------   --------

Operating costs and expenses:
  Production, distribution and edit        108,248    110,545
  Selling, general & administrative         95,652     91,460
  Depreciation and amortization             13,577     12,839
                                          --------   --------
Total operating costs and expenses         217,477    214,844
                                          --------   --------
Income from operations                      21,286     35,178

  Interest income                              160        209
  Interest expense                          (7,313)    (8,520)
                                          --------   --------
Earnings before income taxes                14,133     26,867

  Income taxes                               5,470     10,398
                                          --------   --------
Net earnings                              $  8,663   $ 16,469
                                          ========   ========

Basic earnings per share                  $   0.17   $   0.33
                                          ========   ========
Basic average shares outstanding            49,723     50,272
                                          ========   ========

Diluted earnings per share                $   0.17   $   0.32
                                          ========   ========
Diluted average shares outstanding          51,004     51,522
                                          ========   ========

Dividends paid per share                  $  0.085   $  0.080
                                          ========   ========







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

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                              Three Months
                                           Ended September 30
                                           ------------------
                                             2001       2000
-------------------------------------------------------------
(In thousands)
Revenues
  Publishing                              $182,409   $184,885
  Broadcasting                              56,354     65,137
                                          --------   --------
  Total revenues                          $238,763   $250,022
                                          ========   ========

Operating Profit
  Publishing                              $ 25,536   $ 28,410
  Broadcasting                                  59     10,143
  Unallocated corporate expense             (4,309)    (3,375)
                                          --------   --------
  Income from operations                  $ 21,286   $ 35,178

  Interest income                              160        209
  Interest expense                          (7,313)    (8,520)
                                          --------   --------
  Earnings before income taxes              14,133     26,867

  Income taxes                               5,470     10,398
                                          --------   --------
  Net earnings                            $  8,663   $ 16,469
                                          ========   ========

Depreciation & Amortization
  Publishing                              $  2,763   $  2,209
  Broadcasting                              10,133      9,948
  Unallocated corporate                        681        682
                                          --------   --------
  Total depreciation & amortization       $ 13,577   $ 12,839
                                          ========   ========

EBITDA
  Publishing                              $ 28,299   $ 30,619
  Broadcasting                              10,192     20,091
  Unallocated corporate                     (3,628)    (2,693)
                                          --------   --------
Total EBITDA                              $ 34,863   $ 48,017
                                          ========   ========








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